                                                                   EXHIBIT 23.3

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

   We consent to the reference to our firm under the caption "Experts" included in the Joint Proxy Statement of Hewlett-Packard Company and Compaq Computer Corporation that is made a part of the Registration Statement on Form S-4 and related Prospectus of Hewlett-Packard Company for the registration of shares of its common stock and to the incorporation by reference therein of our report dated November 15, 2000, with respect to the consolidated financial statements and schedule of Hewlett-Packard Company included in its Annual Report on Form 10-K for the year ended October 31, 2000, filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP

San Jose, California
November 13, 2001